ADDENDUM TO WARRANT TO PURCHASE COMMON STOCK

This Addendum to Warrant to Purchase Common Stock is entered into as of the 25th day of January 2002 by and between USData Authority, Inc., a Florida corporation (the "Company") and La Jolla Cove Investors, Inc., a California corporation ("Holder").

WHEREAS, the Company and Holder are parties to that certain Warrant to Purchase Common Stock dated as of February 6, 2002 ("Warrant Agreement"); and

WHEREAS, the parties desire to amend the Warrant Agreement to extend the Expiration Date.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Holder agree as follows:

  All terms used herein shall have the definitions set forth in the Warrant Agreement.

  The Expiration Date of the Warrant Agreement is hereby amended to be six (6) months after the date that a Registration Statement covering all the Common Stock to be issued upon exercise of the warrants under the Warrant Agreement is declared effective by the Commission

  Except as specifically amended herein, all other terms and conditions of the Warrant Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and Holder have caused this Addendum to Warrant to Purchase Common Stock to be signed by its duly authorized officers on the date first set forth above.

USData Authority, Inc.

By: /S/ Dominick F. Maggio, COO

Name: Dominick F. Maggio

Title: EVP/Coo

La Jolla Cove Investors, Inc.

By: /S./ Travis W. Huff

Name: Travis W. Huff

Title: Portfolio Mgt.